EXHIBIT 99

May 5, 2025

Cummins Reports First Quarter 2025 Results

•First quarter revenues of $8.2 billion; GAAP1 Net Income of $824 million, or 10.1% of sales
•EBITDA in the first quarter was 17.9% of sales; Diluted EPS of $5.96

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the first quarter of 2025.

“The company delivered strong financial results in the first quarter of 2025 led by record performance in our Power Systems Segment,” said Jennifer Rumsey, Chair and CEO. “I want to thank our global employees for their commitment to delivering for our customers in an increasingly challenging environment. Due to growing economic uncertainty driven by tariffs we have withdrawn our full year forecast.”

First quarter revenues of $8.2 billion decreased 3% from the same quarter in 2024. Sales in North America decreased 1%, and international revenues decreased 5% due to lower demand in Latin America and Asia Pacific, partially offset by higher sales in China.

Net income attributable to Cummins in the first quarter was $824 million, or $5.96 per diluted share, compared to $2.0 billion, or $14.03 per diluted share, in 2024. The first quarter of 2024 included the gain related to the separation of Atmus, net of transaction costs and other expenses, of $1.3 billion, or $9.08 per diluted share, and restructuring expenses of $29 million, or $0.15 per diluted share.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter were $1.5 billion, or 17.9% of sales, compared to $2.6 billion, or 30.6% of sales, a year ago. EBITDA for the first quarter of 2024 included the gain and costs noted above.

2025 Outlook:

Due to growing economic uncertainty, the company is not providing an outlook for revenue or profitability for the remainder of 2025.

“While the outlook for the remainder of the year remains unclear, we remain confident in our position and that our Destination Zero strategy is the right one,” said Rumsey. “Cummins is in a strong position to navigate through economic uncertainty, and we look forward to reinstating our forecast when conditions allow.”

First Quarter 2025 Highlights:

•Cummins introduced the much-anticipated X10 as part of our Cummins HELM™ platforms. This engine replaces both the L9 and X12 engine platforms to deliver a new level of performance, durability and efficiency for heavy and medium-duty customers. Alongside the X15 and B Series, the X10 provides customers with a power solution to meet their unique operational requirements while maintaining the performance and reliability for which Cummins is known.

•Cummins also unveiled the new Cummins B7.2 diesel engine that brings the latest technology and advancements to one of our most proven platforms. The new engine will feature a slightly higher displacement and is designed to be a global platform which creates flexibility for different applications and duty cycles. Both the B7.2 and X10 engines will be manufactured at Rocky Mount Engine Plant in North Carolina and will go into production in North America in 2027.

•In February, Cummins announced the acquisition of assets of First Mode, a leader in retrofit hybrid solutions for mining and rail operations. The acquisition included hybrid mining and rail product lines, and the full technology portfolio which includes hydrogen and battery powertrain solutions. This technology represents the first commercially available retrofit hybrid system for mining equipment, significantly reducing total cost of ownership (TCO) while advancing decarbonization in operations.

•Accelera™ by Cummins announced the supply of a 100-megawatt proton exchange membrane (PEM) electrolyzer system for bp’s Lingen green hydrogen project in Germany. The hydrogen-generation system will be the largest electrolyzer system assembled by Accelera to date and will be manufactured in Accelera’s new electrolyzer plant in Spain. Once fully commissioned in 2027, the 100 MW electrolyzer system will produce up to 11,000 tons of green hydrogen per year.

First quarter 2025 detail (all comparisons to same period in 2024):

Engine Segment

•Sales - $2.8 billion, down 5%
•Segment EBITDA - $458 million, or 16.5% of sales, compared to $414 million, or 14.1% of sales
•Revenues decreased 4% in North America and 11% in international markets due to lower on-highway demand in the United States and Latin America.

Components Segment

•Sales - $2.7 billion, down 20%
•Segment EBITDA - $382 million, or 14.3% of sales, compared to $473 million, or 14.2% of sales, which includes $21 million of costs related to the separation of Atmus
•Revenues in North America decreased by 20% and international sales decreased by 20% primarily due to the separation of Atmus and lower on-highway demand in the United States and Europe.

Distribution Segment

•Sales - $2.9 billion, up 15%
•Segment EBITDA - $376 million, or 12.9% of sales, compared to $294 million, or 11.6% of sales
•Revenues in North America increased 22% and international sales decreased by 1% primarily due to increased demand for power generation products in North America.

Power Systems Segment

•Sales - $1.6 billion, up 19%
•Segment EBITDA - $389 million, or 23.6% of sales, compared to $237 million, or 17.1% of sales
•Revenues in North America increased 15% and international sales increased 22% driven primarily by increased power generation demand, particularly for the data center market.

Accelera Segment

•Sales - $103 million, up 11%
•Segment EBITDA loss - $86 million
•Revenues improved due to increased eMobility demand and electrolyzer installations. The company remains committed to pacing and focusing our zero emissions investments on the most promising paths in order to ensure we are set up for long-term success as part of our Destination Zero strategy. These continued investments contributed to the EBITDA losses.
1 Generally Accepted Accounting Principles
About Cummins Inc.
Cummins Inc., a global power solutions leader, is comprised of five business segments – Engine, Components, Distribution, Power Systems and Accelera by Cummins – supported by our global manufacturing and extensive service and support network, skilled workforce and vast technological expertise. Cummins is committed to its Destination Zero strategy, which is grounded in the company’s commitment to sustainability and helping its customers successfully navigate the energy transition with its broad portfolio of products. The products range from advanced diesel, natural gas, electric and hybrid powertrains and powertrain-related components including aftertreatment, turbochargers, fuel systems, valvetrain technologies, controls systems, air handling systems, automated transmissions, axles, drivelines, brakes, suspension systems, electric power generation systems, electrified power systems with innovative components and subsystems, including battery, fuel cell and electric power technologies and hydrogen production technologies. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 69,600 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment, and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $3.9 billion on sales of $34.1 billion in 2024. See how Cummins is powering a world that's always on by accessing news releases and more information at https://www.cummins.com/.
Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward-looking statements include, without limitation, statements relating to our plans and expectations for our revenues and EBITDA. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: any adverse consequences resulting from entering into the Settlement Agreements, including required additional mitigation projects, adverse reputational impacts and potential resulting legal actions; increased scrutiny from regulatory agencies, as well as unpredictability in the adoption, implementation and enforcement of emission standards around the world; evolving environmental and climate change legislation and regulatory initiatives; changes in international, national and regional trade laws, regulations and policies; changes in taxation; global legal and ethical compliance costs and risks; future bans or limitations on the use of diesel-powered products; raw material, transportation and labor price fluctuations and supply shortages; aligning our capacity and production with our demand; the actions of, and income from, joint ventures and other investees that we do not directly control; large truck manufacturers' and original equipment manufacturers' customers discontinuing outsourcing their engine supply needs or experiencing financial distress, or change in control; product recalls; variability in material and commodity costs; the development of new technologies that reduce demand for our current products and services; lower than expected acceptance of new or existing products or services; product liability claims; our sales mix of products; climate change, global warming, more stringent climate change regulations, accords, mitigation efforts, greenhouse gas regulations or other legislation designed to address climate change; our plan to reposition our portfolio of product offerings through exploration of strategic acquisitions, divestitures or exiting the production of certain product lines or product categories and related uncertainties of such decisions; increasing interest rates; challenging markets for talent and ability to attract, develop and retain key personnel; exposure to potential security breaches or other disruptions to our information technology (IT) environment and data security; the use of artificial intelligence in our business and in our products and challenges with properly managing its use; political, economic and other risks from operations in numerous countries including political, economic and social uncertainty and the evolving globalization of our business; competitor activity; increasing competition, including increased global competition among our customers in emerging markets; failure to meet sustainability expectations or standards, or achieve our sustainability goals; labor relations or work stoppages; foreign currency exchange rate changes; the performance of our pension plan assets and volatility of discount rates; the price and availability of energy; continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support our future business; and other risks detailed from time to time in our SEC filings, including particularly in the Risk Factors section of our 2024 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at https://www.sec.gov or at https://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBITDA is a non-GAAP measure used in this release and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release, except for forward-looking measures of EBITDA where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash items that are excluded from the non-GAAP outlook measure. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBITDA is a measure used internally to assess the performance of the operating units.
Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited) (a)

	Three months ended
	March 31,
In millions, except per share amounts	2025	2024
NET SALES	$8,174	$8,403
Cost of sales	6,019	6,362
GROSS MARGIN	2,155	2,041
OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	771	839
Research, development and engineering expenses	344	369
Equity, royalty and interest income from investees	131	123
Other operating expense, net	37	33
OPERATING INCOME	1,134	923
Interest expense	77	89
Other income, net	60	1,387
INCOME BEFORE INCOME TAXES	1,117	2,221
Income tax expense	267	193
CONSOLIDATED NET INCOME	850	2,028
Less: Net income attributable to noncontrolling interests	26	35
NET INCOME ATTRIBUTABLE TO CUMMINS INC.	$824	$1,993

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CUMMINS INC.
Basic	$5.99	$14.10
Diluted	$5.96	$14.03

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	137.6	141.3
Diluted	138.3	142.1

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (a)

In millions, except par value	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,532	$1,671
Marketable securities	626	593
Total cash, cash equivalents and marketable securities	2,158	2,264
Accounts and notes receivable, net	5,680	5,181
Inventories	6,123	5,742
Prepaid expenses and other current assets	1,579	1,565
Total current assets	15,540	14,752
Long-term assets
Property, plant and equipment, net	6,407	6,356
Investments and advances related to equity method investees	1,990	1,889
Goodwill	2,397	2,370
Other intangible assets, net	2,401	2,351
Pension assets	1,150	1,189
Other assets	2,646	2,633
Total assets	$32,531	$31,540

LIABILITIES
Current liabilities
Accounts payable (principally trade)	$4,311	$3,951
Loans payable	291	356
Commercial paper	1,740	1,259
Current maturities of long-term debt	661	660
Accrued compensation, benefits and retirement costs	523	1,084
Current portion of accrued product warranty	685	679
Current portion of deferred revenue	1,506	1,347
Other accrued expenses	1,858	1,898
Total current liabilities	11,575	11,234
Long-term liabilities
Long-term debt	4,796	4,784
Deferred revenue	1,053	1,065
Other liabilities	3,136	3,149
Total liabilities	$20,560	$20,232

EQUITY
Cummins Inc. shareholders’ equity
Common stock, $2.50 par value, 500 shares authorized, 222.5 and 222.5 shares issued	$2,600	$2,636
Retained earnings	21,401	20,828
Treasury stock, at cost, 84.8 and 85.1 shares	(10,711)	(10,748)
Accumulated other comprehensive loss	(2,366)	(2,445)
Total Cummins Inc. shareholders’ equity	10,924	10,271
Noncontrolling interests	1,047	1,037
Total equity	$11,971	$11,308
Total liabilities and equity	$32,531	$31,540

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (a)

	Three months ended
	March 31,
In millions	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$850	$2,028
Adjustments to reconcile consolidated net income to net cash (used in) provided by operating activities
Gain related to divestiture of Atmus	—	(1,333)
Depreciation and amortization	269	265
Deferred income taxes	(25)	(38)
Equity in income of investees, net of dividends	(70)	(78)
Pension and OPEB expense	19	9
Pension contributions and OPEB payments	(13)	(48)
Changes in current assets and liabilities, net of acquisitions and divestiture
Accounts and notes receivable	(457)	(11)
Inventories	(331)	(354)
Other current assets	(36)	(175)
Accounts payable	330	327
Accrued expenses	(487)	(393)
Other, net	(52)	77
Net cash (used in) provided by operating activities	(3)	276

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(162)	(169)
Investments in and net advances to equity investees	(60)	(3)
Acquisition of businesses, net of cash acquired	(12)	(59)
Investments in marketable securities—acquisitions	(457)	(379)
Investments in marketable securities—liquidations	432	431
Cash associated with Atmus divestiture	—	(174)
Other, net	13	(53)
Net cash used in investing activities	(246)	(406)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	52	2,398
Net borrowings (payments) of commercial paper	481	(887)
Payments on borrowings and finance lease obligations	(144)	(748)
Dividend payments on common stock	(251)	(239)
Other, net	(46)	(25)
Net cash provided by financing activities	92	499
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	18	(7)
Net (decrease) increase in cash and cash equivalents	(139)	362
Cash and cash equivalents at beginning of year	1,671	2,179
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,532	$2,541

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)

In millions	Engine	Components		Distribution	Power Systems	Accelera	Total Segments	Intersegment Eliminations (1)	Total
Three months ended March 31, 2025
External sales	$2,040	$2,270		$2,902	$872	$90	$8,174	$—	$8,174
Intersegment sales	731	400		5	777	13	1,926	(1,926)	—
Total sales	2,771	2,670		2,907	1,649	103	10,100	(1,926)	8,174
Research, development and engineering expenses	155	75		14	57	43	344	—	344
Equity, royalty and interest income (loss) from investees	73	7		28	29	(6)	131	—	131
Interest income	10	7		5	4	—	26	—	26
EBITDA (2)	458	382		376	389	(86)	1,519	(59)	1,460
Depreciation and amortization (3)	67	122		32	33	12	266	—	266

EBITDA as a percentage of total sales	16.5%	14.3%		12.9%	23.6%	NM	15.0%		17.9%

Three months ended March 31, 2024
External sales	$2,240	$2,842		$2,529	$708	$84	$8,403	$—	$8,403
Intersegment sales	688	490		6	681	9	1,874	(1,874)	—
Total sales	2,928	3,332		2,535	1,389	93	10,277	(1,874)	8,403
Research, development and engineering expenses	154	84		14	60	55	367	2	369
Equity, royalty and interest income (loss) from investees	57	26		24	19	(3)	123	—	123
Interest income	7	8		11	3	—	29	—	29
EBITDA (2)	414	473	(4)	294	237	(101)	1,317	1,255	2,572
Depreciation and amortization (3)	58	125		31	34	14	262	—	262

EBITDA as a percentage of total sales	14.1%	14.2%		11.6%	17.1%	NM	12.8%		30.6%

(1) Included intersegment sales, intersegment profit in inventory and unallocated corporate expenses. There were no significant unallocated corporate expenses for the three months ended March 31, 2025. The three months ended March 31, 2024, included a $1.3 billion gain related to the divestiture of Atmus and $14 million of costs associated with the divestiture of Atmus.

(2) EBITDA is defined as earnings or losses before interest expense, income taxes, depreciation and amortization and noncontrolling interests. We believe EBITDA is a useful measure of our operating performance as it assists investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors.

(3) Depreciation and amortization, as shown on a segment basis, excluded the amortization of debt discount and deferred costs included in the Condensed Consolidated Statements of Net Income as interest expense. The amortization of debt discount and deferred costs was $3 million and $3 million for the three months ended March 31, 2025 and 2024, respectively. A portion of depreciation expense is included in research, development and engineering expenses.

(4) Included $21 million of costs associated with the divestiture of Atmus for the three months ended March 31, 2024.

CUMMINS INC. AND SUBSIDIARIES
SELECT FOOTNOTE DATA
(Unaudited)

EQUITY, ROYALTY AND INTEREST INCOME FROM INVESTEES
Equity, royalty and interest income from investees included in our Condensed Consolidated Statements of Net Income for the reporting periods was as follows:

	Three months ended
	March 31,
In millions	2025	2024
Manufacturing entities
Chongqing Cummins Engine Company, Ltd.	$23	$15
Dongfeng Cummins Engine Company, Ltd.	20	22
Beijing Foton Cummins Engine Co., Ltd.	15	13
Tata Cummins, Ltd.	10	9
All other manufacturers	7	23
Distribution entities
Komatsu Cummins Chile, Ltda.	14	13
All other distributors	8	5
Cummins share of net income	97	100
Royalty and interest income	34	23
Equity, royalty and interest income from investees	$131	$123
INCOME TAXES
Our effective tax rate for 2025, excluding discrete items, is expected to approximate 24.5 percent.
Our effective tax rates for the three months ended March 31, 2025 and 2024, were 23.9 percent and 8.7 percent, respectively.
The three months ended March 31, 2025, contained net favorable discrete tax items of $7 million, or $0.05 per diluted share, primarily due to $8 million of favorable share-based compensation tax benefits, partially offset by $1 million of other unfavorable tax items.
The three months ended March 31, 2024, contained favorable discrete tax items primarily due to the $1.3 billion non-taxable gain on the Atmus split-off. Other discrete tax items were $21 million favorable primarily due to adjustments related to audit settlements.

CUMMINS INC. AND SUBSIDIARIES
FINANCIAL MEASURES THAT SUPPLEMENT GAAP
(Unaudited)

Reconciliation of Non GAAP measures - Earnings before interest, income taxes, depreciation and amortization and noncontrolling interests (EBITDA)
We believe EBITDA is a useful measure of our operating performance as it assists investors and debt holders in comparing our performance on a consistent basis without regard to financing methods, capital structure, income taxes or depreciation and amortization methods, which can vary significantly depending upon many factors. We believe EBITDA excluding special items is a useful measure of our operating performance without regard to the impact of the gain recognized and the related costs for the divestiture of Atmus and restructuring actions. This statement excludes forward looking measures of EBITDA where a reconciliation to the corresponding accounting principles generally accepted in the United States (GAAP) measures is not available due to the variability, complexity and limited visibility of non-cash items that are excluded from the non-GAAP outlook measure.
EBITDA is not in accordance with, or an alternative for, GAAP and may not be consistent with measures used by other companies. It should be considered supplemental data; however, the amounts included in the EBITDA calculation are derived from amounts included in the Condensed Consolidated Statements of Net Income. Below is a reconciliation of net income attributable to Cummins Inc. to EBITDA for each of the applicable periods:

	Three months ended
	March 31,
In millions	2025	2024
Net income attributable to Cummins Inc.	$824	$1,993

Net income attributable to Cummins Inc., as a percentage of net sales	10.1%	23.7%

Add:
Net income attributable to noncontrolling interests	26	35
Consolidated net income	850	2,028

Add:
Interest expense	77	89
Income tax expense	267	193
Depreciation and amortization	266	262
EBITDA	$1,460	$2,572

EBITDA, as a percentage of net sales	17.9%	30.6%

Less:
Gain related to the divestiture of Atmus	—	1,333
Add:
Atmus divestiture costs	—	35
Restructuring actions	—	29
EBITDA, excluding the impact of the gain recognized and the related costs for the divestiture of Atmus and restructuring actions	$1,460	$1,303

EBITDA, excluding the impact of the gain recognized and the related costs for the divestiture of Atmus and restructuring actions, as a percentage of net sales	17.9%	15.5%

CUMMINS INC. AND SUBSIDIARIES
SEGMENT SALES DATA
(Unaudited)
Engine Segment Sales by Market and Unit Shipments by Engine Classification
Sales for our Engine segment by market were as follows:

2025
In millions	Q1	Q2	Q3	Q4	YTD
Heavy-duty truck	$921	$—	$—	$—	$921
Medium-duty truck and bus	986	—	—	—	986
Light-duty automotive	421	—	—	—	421
Off-highway	443	—	—	—	443
Total sales	$2,771	$—	$—	$—	$2,771

2024
In millions	Q1	Q2	Q3	Q4	YTD
Heavy-duty truck	$1,059	$1,184	$1,021	$980	$4,244
Medium-duty truck and bus	995	1,074	1,073	1,024	4,166
Light-duty automotive	438	461	395	301	1,595
Off-highway	436	432	424	415	1,707
Total sales	$2,928	$3,151	$2,913	$2,720	$11,712
Unit shipments by engine classification (including unit shipments to Power Systems and off-highway engine units included in their respective classification) were as follows:

2025
Units	Q1	Q2	Q3	Q4	YTD
Heavy-duty	26,700	—	—	—	26,700
Medium-duty	75,200	—	—	—	75,200
Light-duty	39,100	—	—	—	39,100
Total units	141,000	—	—	—	141,000

2024
Units	Q1	Q2	Q3	Q4	YTD
Heavy-duty	33,600	37,500	32,400	29,400	132,900
Medium-duty	75,800	79,600	79,200	75,700	310,300
Light-duty	54,800	57,200	41,400	36,000	189,400
Total units	164,200	174,300	153,000	141,100	632,600

Components Segment Sales by Business
Sales for our Components segment by business were as follows:

2025
In millions	Q1	Q2	Q3	Q4	YTD
Drivetrain and braking systems	$1,056	$—	$—	$—	$1,056
Emission solutions	902	—	—	—	902
Components and software	595	—	—	—	595
Automated transmissions	117	—	—	—	117
Total sales	$2,670	$—	$—	$—	$2,670

2024
In millions	Q1	Q2	Q3	Q4	YTD
Drivetrain and braking systems	$1,232	$1,256	$1,131	$1,114	$4,733
Emission solutions	971	941	864	825	3,601
Components and software	611	623	581	589	2,404
Automated transmissions	165	162	148	113	588
Atmus (1)	353	—	—	—	353
Total sales	$3,332	$2,982	$2,724	$2,641	$11,679

(1) Included sales through the March 18, 2024, divestiture.
Distribution Segment Sales by Product Line
Sales for our Distribution segment by product line were as follows:

2025
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$1,090	$—	$—	$—	$1,090
Parts	1,031	—	—	—	1,031
Service	416	—	—	—	416
Engines	370	—	—	—	370
Total sales	$2,907	$—	$—	$—	$2,907

2024
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$707	$954	$1,091	$1,220	$3,972
Parts	1,001	990	1,004	985	3,980
Service	406	448	455	444	1,753
Engines	421	437	402	419	1,679
Total sales	$2,535	$2,829	$2,952	$3,068	$11,384

Power Systems Segment Sales by Product Line and Unit Shipments by Engine Classification
Sales for our Power Systems segment by product line were as follows:

2025
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$1,001	$—	$—	$—	$1,001
Industrial	498	—	—	—	498
Generator technologies	150	—	—	—	150
Total sales	$1,649	$—	$—	$—	$1,649

2024
In millions	Q1	Q2	Q3	Q4	YTD
Power generation	$853	$987	$1,055	$1,090	$3,985
Industrial	420	478	508	526	1,932
Generator technologies	116	124	124	127	491
Total sales	$1,389	$1,589	$1,687	$1,743	$6,408
High-horsepower unit shipments by engine classification were as follows:

2025
Units	Q1	Q2	Q3	Q4	YTD
Power generation	2,600	—	—	—	2,600
Industrial	1,300	—	—	—	1,300
Total units	3,900	—	—	—	3,900

2024
Units	Q1	Q2	Q3	Q4	YTD
Power generation	3,000	3,700	2,900	3,200	12,800
Industrial	1,300	1,500	1,700	1,700	6,200
Total units	4,300	5,200	4,600	4,900	19,000